EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife’s Preliminary 2006 Third Quarter Revenues Increased 22% Compared to 2005,
Company Provides Conference Call Information

ATLANTA…(October 12, 2006)…CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the third quarter of 2006 were approximately $20.0 million compared to $16.5 million in the third quarter of 2005, an increase of 22 percent. Revenues for the first nine months of 2006 were approximately $60.2 million compared to $51.3 million in the first nine months of 2005, an increase of 17 percent.

Tissue processing revenues were approximately $10.3 million for the third quarter of 2006 compared to $7.3 million in the third quarter of 2005, an increase of 41 percent. Tissue processing revenues were approximately $29.8 million for the first nine months of 2006 compared to $22.2 million in the first nine months of 2005, an increase of 34 percent.

BioGlue revenues were approximately $9.4 million for the third quarter of 2006 compared to $8.9 million in the third quarter of 2005, an increase of 6 percent. BioGlue revenues were approximately $29.5 million for the first nine months of 2006 compared to $28.3 million in the first nine months of 2005, an increase of 4 percent.

“This marks the second consecutive quarter in which we have posted revenues in excess of $20 million. The improvement in our operations positions us well as we head into the end of 2006 and the beginning of 2007,” noted Steven G. Anderson, CryoLife President and Chief Executive Officer.

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All statements relating to the Company’s third quarter and first nine months of 2006 revenues contained in this release are preliminary and unaudited and may change based on the completion by the Company’s management and independent auditors of customary quarterly closing and review procedures. CryoLife’s third quarter 2006 financial results will be released on Thursday, November 2, 2006. The Company will hold a teleconference call and live webcast at 11:15 a.m. Eastern Time, November 2, 2006, to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8261 a few minutes prior to 11:15 a.m. A replay of the teleconference will be available November 2 - 9, 2006 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 217256.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

    Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O’Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events, including expected third quarter and half-year 2006 revenues and the impact on the Company of improved performance, may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that completion of the quarterly review process referenced above could result in adjustments to expected third quarter and nine month revenues, the Company's BioGlue and tissue processing revenues may not meet expectations in 2006 and thereafter, the Company may not obtain additional regulatory approvals when anticipated, if at all, that aggregate expenses may not meet expectations, the possibility that as a result of its inspections of the Company's facilities or other events the FDA could impose additional restrictions on the Company's operations, require a recall, prevent the Company from processing and distributing tissues or manufacturing and distributing other products, or take other actions which the Company may not be able to address in a timely or cost-effective manner, if at all, that, notwithstandining the recent favorable litigation settlement, the Company may not have sufficient borrowing or other capital availability to fund its business, that pending or threatened litigation cannot be settled on terms acceptable to the Company, that, the Company may not have sufficient resources to pay punitive damages or other liabilities arising from litigation which are not covered by available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, CryoLife's most recent Form 10-Q, for the quarter ended June 30, 2006 and its other SEC filings. The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC.
Financial Highlights
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues from:
BioGlue	$9,444	$8,917	$29,534	$28,340
Bioprosthetic devices	243	212	774	762
Total products	9,687	9,129	30,308	29,102

Cardiovascular	4,189	3,139	11,550	10,407
Vascular	4,468	2,825	13,066	8,281
Orthopaedic	1,662	1,365	5,223	3,531
Total preservation services	10,319	7,329	29,839	22,219

Research grants	12	--	74	--
Total revenues	$20,018	$16,458	$60,221	$51,321

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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